Consent of Independent Registered Public Accounting Firm

M-Systems, Inc.

Sunnyvale, California

         We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form F-3 of M-Systems Flash Disk Pioneers Ltd. (the "Registrant") of our report dated January 8, 2003, relating to the 2002 financial statements of M-Systems, Inc. (a wholly owned subsidiary of the Registrant) (the "Company"), appearing in the Registrant`s Annual Report on Form 20-F for the year ended December 31, 2004.  Our report includes an explanatory paragraph indicating that the financial statements of M-Systems, Inc. may not necessarily be indicative of the financial position, results of operations and cash flows of the Company had it operated without its affiliation with and continuing support of the Registrant.

BDO Seidman, LLP

San Jose, California

October 24, 2005

__1__